Exhibit 99.1

Extreme Networks Completes Acquisition of Brocade’s Data Center Networking Business

SAN JOSE, Calif., October 30, 2017 – Extreme Networks, Inc. (NASDAQ: EXTR) today announced that it has completed its acquisition of Brocade Communications Systems, Inc.’s (NASDAQ: BRCD) data center switching, routing and analytics business. Brocade’s portfolio provides Extreme with an industry leading data center solution used by enterprises and service providers, supports the company’s growth strategy to lead the networking industry from the data center to the wireless edge, and secures Extreme’s position as a top player in the enterprise networking market. This is the third in a series of acquisitions announced by Extreme in the last year, including its acquisition of Zebra Technologies’ WLAN business and Avaya’s networking business.

“This is an exciting day for Extreme as we have now significantly strengthened our position in the expanding high-end data center market with the industry leading solution for enterprise customers,” said Ed Meyercord, President and CEO of Extreme Networks. “Through a series of synergistic acquisitions, Extreme is now a top player in the enterprise networking industry and expects to generate over $1 billion in annual revenues. Today’s announcement is not only a significant milestone for our growth strategy, but it also allows us to assist more customers around the globe with end-to-end software-driven solutions to drive their digital transformation initiatives.”

With the close of this acquisition, Extreme acquires customer relationships, personnel and technology assets from Brocade including the SLX, VDX, MLX, CES, CER, Workflow Composer, Automation Suites, and certain other data center related products. The acquisition enhances Extreme’s data center solutions used by enterprises and service providers across industries such as education, hospitality, healthcare, retail, transportation and logistics, manufacturing and government.

“Our strategic vision has been closely aligned with Extreme Networks’ vision throughout this process,” said Nabil Bukhari, Vice President, Data Center, formerly of Brocade and now with Extreme Networks. “Extreme’s commitment to build on the innovation and momentum that we have achieved, including a completely refreshed data center portfolio over the past year, will provide our new and existing customers and partners with business continuity that enables them to accelerate digital transformation. Extreme and Brocade are excited to work closely together through the integration process to ensure a smooth transition and our world-class data center team is excited to have joined the Extreme family.”

Extreme continues to anticipate the transaction will be accretive to cash flow and earnings for its fiscal year 2018, which began on July 1, and expects to generate over $230 million in annualized revenue from the acquired assets.

Additional Resources

•	Webinar: Extreme’s IP Networking Strategy

•	Extreme Acquisitions & Integrations Page

•	Extreme Brocade Acquisition Announcement

•	Avaya Networking Closing Announcement

•	Extreme Brocade Update Announcement

About Extreme Networks

Extreme Networks, Inc. (EXTR) delivers software-driven networking solutions that help IT departments everywhere deliver the ultimate business outcome: stronger connections with customers, partners and employees. Wired to wireless, desktop to data center, on premise or through the cloud, we go to extreme measures for our customers in more than 80 countries, delivering 100% insourced call-in technical support to organizations large and small, including some of the world’s leading names in business, hospitality, retail, transportation and logistics, education, government, healthcare and manufacturing. Founded in 1996, Extreme is headquartered in San Jose, California. For more information, visit Extreme’s website or call 1-888-257-3000.

Extreme Networks and the Extreme Networks logo are either trademarks or registered trademarks of Extreme Networks, Inc. in the United States and/or other countries. Other trademarks are the property of their respective owners.

Forward Looking Statements

Except for the historical information contained herein, the statements in this release, including those concerning Extreme’s acquisition of the Brocade assets, its business outlook, future financial and operating results, including Extreme’s expectations for projected annual revenues, annualized revenue from the acquired assets and the transaction’s accretive value, and Extreme’s overall future prospects are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date of this release. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: our ability to successfully integrate the Brocade networking business into the current Extreme business; failure to achieve targeted revenues and forecasted demand from end customers; a highly competitive business environment for network switching equipment; the possibility that we might experience delays in the development or introduction of new technology and products; customer response to our new technology and products; and a dependency on third parties for certain components and for the manufacturing of our products.

More information about potential factors that could affect Extreme’s business and financial results is included in Extreme’s filings with the U.S. Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.” Except as required under the U.S. federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission, Extreme Networks disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

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Media Contact:

Jennifer Grabowski

Racepoint Global

617-624-3231

ExtremeUS@racepointglobal.com

Investor Relations Contact:

Laurie Little

The Piacente Group, Inc.

212-481-2050 ext. 403

extreme@tpg-ir.com

Analyst Relations Contact:

Steve O’Brien

Extreme Networks

603-952-5157

sobrien@extremenetworks.com